Exhibit 99.1
Red Lion Hotels Corporation Adopts Stockholder Rights Plan
SPOKANE, WA, January 22, 2009 — Red Lion Hotels Corporation (NYSE: RLH) today announced that its Board of Directors has adopted a stockholder rights plan. The Board adopted the plan to ensure that all the Company’s stockholders are treated fairly at a time when the Company’s shares are trading at a historic low. The plan is designed to deter opportunistic tactics that could deprive the Company’s stockholders from realizing full and fair value on their investment and is similar to plans adopted by numerous publicly traded companies, including plans recently adopted by other companies in the lodging sector. Prior to adopting the plan, the Board consulted with outside advisors and evaluated the impact of the current disruption in the equity markets and the challenging economic environment facing lodging companies.
The Company will distribute one right for each share of the Company’s common stock held by stockholders of record as of the close of business on February 2, 2009. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock. Under the plan, these rights will generally be exercisable only if a person or group becomes an “acquiring person” by acquiring beneficial ownership of 20 percent or more of the Company’s common stock or commencing a tender or exchange offer for 20 percent or more of the Company’s common stock. The rights plan will continue in effect for two years, unless earlier redeemed or amended by the Company. The issuance of the rights will have no dilutive effect and will not impact reported earnings per share for the Company.
The full text of the stockholder rights plan will be filed with the Securities and Exchange Commission on a Form 8-K.
About Red Lion Hotels Corporation:
Red Lion Hotels Corporation is a hospitality and leisure company primarily engaged in the ownership, operation and franchising of upscale and midscale hotels under its Red Lion® brand. As of September 30, 2008, the RLH hotel network was comprised of 47 hotels located in nine states and one Canadian province, with 8,910 rooms and 437,626 square feet of meeting space. The company also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.
This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2007 and in other documents filed by the company with the Securities and Exchange Commission.
Contact:
Red Lion Hotels Corporation
Anthony Dombrowik, Senior Vice President, Chief Financial Officer
(509) 459-6100
Investor Relations:
ICR Inc.
William Schmitt
(203) 682-8200